UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FORESTAR GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 24, 2019

To Forestar Stockholders:

WHEN AND WHERE THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD

The 2019 annual meeting of our stockholders will be held at 2221 E. Lamar Blvd., Arlington, Texas 76006, on Thursday, January 24, 2019, at 9:00 a.m. central standard time.

PURPOSES OF THE MEETING

The meeting will be held for the following purposes:

1.

To elect the five nominees named in the attached proxy statement as directors to serve on our Board of Directors. These five directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

2.	Advisory approval of our executive compensation.

3.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019.

4.	To transact any other business that is properly raised for discussion at the annual meeting or any later meeting if the annual meeting is adjourned or postponed.

WHO CAN ATTEND AND VOTE

Our Board of Directors has fixed the close of business on November 28, 2018 as the record date for determining who is a stockholder entitled to receive notices about the annual meeting and to vote at the annual meeting or any later meeting if the annual meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the annual meeting and to vote at the annual meeting.

If you need help voting your shares, please call 866-232-3037 (domestic) or 720-358-3640 (international).

DONALD J. TOMNITZ
Executive Chairman

December 13, 2018

Austin, Texas

Your vote is important. You are invited to attend the meeting in person. If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (512) 433-5200 or by mail at our address noted above. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote over the internet or by telephone, or, if you received by mail or printed a paper proxy card, you may also vote by signing, dating and returning the proxy card by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time by following the instructions under “Voting Information — How You Can Change or Revoke Your Vote.”

Important Notice Regarding Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be held on January 24, 2019. The 2019 Proxy Statement is available at https://www.forestar.com/investor-home/financial-information/proxy-statements/default.aspx. Our Annual Report on Form 10-KT for 2018, is available at https://www.forestar.com/investor-home/financial-information/annual-reports/default.aspx.

i

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10700 Pecan Park Blvd., Suite 150

Austin, Texas 78750

PROXY STATEMENT

for the

2019 ANNUAL MEETING OF STOCKHOLDERS

VOTING INFORMATION

General

Our Board of Directors seeks your proxy for use in voting at our 2019 annual meeting of stockholders to be held on Thursday, January 24, 2019, at 9:00 a.m. central standard time, and at any later meeting if the annual meeting is adjourned or postponed. This Proxy Statement, our 2018 Annual Report to Stockholders (which includes our audited financial statements) (“Annual Report”) and proxy card or voting instructions were made available to you over the internet on or about December 13, 2018. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Record Date

Holders of our common stock as of the close of business on November 28, 2018, the record date, may vote at the 2019 annual meeting, either in person or by proxy. At the close of business on November 28, 2018, there were 41,955,866 shares of our common stock outstanding and entitled to vote at the annual meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the annual meeting.

Purpose of the Annual Meeting

At the annual meeting, the stockholders will be asked to vote on the following proposals:

Proposal No. 1:	Election of the five nominees named in this Proxy Statement as directors to serve on our Board of Directors.

Proposal No. 2:	Advisory approval of our executive compensation.

Proposal No. 3:	Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019.

Internet Availability of Proxy Materials

We are using the rule of the Securities and Exchange Commission (“SEC”) that allows companies to furnish proxy materials to their stockholders over the internet. In accordance with this rule, on or about December 13, 2018, we sent stockholders of record at the close of business on November 28, 2018, a Notice Regarding the Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to access our Proxy Statement, Annual Report and proxy card via the internet and how to vote. You will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice has been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares, and a notice of internet availability of proxy materials has been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting Your Shares

If you hold shares in your own name as a stockholder of record, you may cast your vote in one of four ways:

•

By Submitting a Proxy by Internet. Go to the following website: www.proxyvote.com. You may submit a proxy by internet 24 hours a day. To be valid, your proxy by internet must be received by 11:59 p.m., Eastern time, on January 23, 2019. Please have your Notice in hand when you access the website and follow the instructions to create an electronic voting instruction form.

•

By Submitting a Proxy by Telephone. To submit a proxy using the telephone, call 1-800-690-6903 any time on a touch-tone telephone. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Eastern time, on January 23, 2019.

•

By Submitting a Proxy by Mail. If you have printed the proxy card from the website or received, upon request, a hard copy of the proxy card and wish to submit your proxy by mail, you must mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received prior to the Annual Meeting.

•	At the Annual Meeting. You can vote your shares at the Annual Meeting.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the voting process of the institution holding your shares. Please check with your bank or broker and follow the voting procedures they provide to vote your shares.

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If your shares are held in your own name as a stockholder of record and you return your signed proxy card or vote by telephone or internet but do not specify a voting choice, your shares will be voted as follows:

•	FOR election of the director nominees under the caption “Election of Directors.”

•	FOR advisory approval of our executive compensation.

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019.

Broker Discretionary Voting If You Do Not Instruct Your Broker On How To Vote Your Shares

Brokers do not have discretionary authority to vote on the proposals to elect directors or to make an advisory vote on executive compensation if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how to vote your shares on these proposals in order for your votes to be counted. Brokers have discretionary authority to vote on the ratification of selection of auditors if they do not receive instructions from a beneficial owner.

Voting in Person at the Annual Meeting

If you hold shares in your own name as a stockholder of record, you are invited to attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How You Can Change or Revoke Your Vote

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins at the Annual Meeting by:

•	giving written notice of revocation to our Corporate Secretary at any time before the voting begins;

•	signing and delivering a proxy that is dated after the proxy you wish to revoke;

•	attending the annual meeting and voting in person by properly completing and submitting a ballot; or

•	if you submitted a proxy by telephone or internet, by submitting a subsequent proxy by telephone or internet.

Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the annual meeting for it to be effective. It should be delivered to:

Forestar Group Inc.

10700 Pecan Park Blvd., Suite 150

Austin, Texas 78750

Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of your shares held in street name and you wish to change your vote, please check with your bank or broker and follow the procedures provided by them.

Quorum

The presence at the annual meeting, in person or by proxy, of holders of 20,977,934 shares (a majority of the votes entitled to be cast by the stockholders entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Abstentions

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal for the annual meeting will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Broker Non-Votes

Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. A broker “non-vote” with respect to a proposal will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Required Votes

Election of Directors

To elect a director nominee, the votes cast “for” that nominee must exceed the votes cast “against” that nominee. In accordance with our corporate governance guidelines, each incumbent nominee who does not receive the required vote for election must tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. For more information on the operation of our majority voting standard, see the section on “Election of Directors.” Stockholders may not cumulate votes in the election of directors.

Advisory Approval of the Company’s Executive Compensation

To approve the non-binding resolution regarding approval of executive compensation, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Ratification of Independent Auditors

To ratify the appointment of our independent registered public accounting firm, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Proxy Solicitation; Counting the Votes

We are soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. Our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestar.com. Our directors, officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for costs they incur in the solicitation.

Fiscal 2018

In January 2018, the Board of Directors changed our fiscal year-end from December 31 to September 30. As a result, our 2018 fiscal year was the period from January 1, 2018 through September 30, 2018, resulting in a nine-month reporting period. References to “fiscal 2018” in this Proxy Statement refer to the nine-month period ended September 30, 2018.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on November 28, 2018 follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
D.R. Horton, Inc.(2)	31,451,063	75.0%
1341 Horton Circle
Arlington, Texas 76011

Long Pond Capital, LP(3)	3,372,173	8.0%
527 Madison Avenue, 15th Floor
New York, NY 10022

(1)	Based upon a total of 41,955,866 shares of common stock outstanding on November 28, 2018.

(2)

Based solely on information reported on Schedule 13D filed with the SEC on October 12, 2017 by D.R. Horton, Inc. According to the Schedule 13D, D.R. Horton, Inc. has sole voting and dispositive power over 31,451,063 shares.

(3)

Based solely on information reported on Schedule 13G filed with the SEC on February 13, 2018 by Long Pond Capital, LP. According to the Schedule 13G, Long Pond Capital, LP, Long Pond Capital GP, LLC and John Khoury have shared voting and dispositive power over 3,372,173 shares purchased by Long Pond Capital, LP through the accounts of certain private funds (collectively, the “Funds”). According to the Schedule 13G, Long Pond Capital, LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and serves as the investment manager to the Funds and may direct the vote and disposition of the shares held by the Funds. Long Pond Capital GP, LLC serves as the general partner of Long Pond Capital, LP and may direct Long Pond Capital, LP to direct the vote and disposition of the shares held by the Funds. As the principal of Long Pond Capital, LP, Mr.  Khoury may direct the vote and disposition of the shares held by the Funds.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of the close of business on November 28, 2018 by:

•	Each of our directors and nominees for director, including our Executive Chairman,

•	Our Chief Executive Officer (CEO) and Chief Financial Officer (CFO) (we had no other executive officers, other than the Executive Chairman, CEO and CFO, as of such date), and

•	All directors and executive officers as a group.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	Beneficial Ownership
Beneficial Owner	Amount and Nature(1)	Percent of Class
Non-Employee Directors
Samuel R. Fuller	2,000	*
M. Ashton Hudson	4,742	*
G.F. (Rick) Ringler, III	2,000	*
Donald C. Spitzer	2,000	*
Named Executive Officers
Donald J. Tomnitz	19,621	*
Daniel C. Bartok(2)	6,500	*
Charles D. Jehl	25,918	*
Group
All directors and executive officers (7 persons) as a group	62,781	*

*	Less than one percent based upon a total of 41,955,866 shares of common stock outstanding on November 28, 2018.

(1)	No shares of our common stock were owned by relatives of all directors and executive officers (7 persons) as a group.

(2)	The beneficial ownership includes 4,000 restricted stock units that vest on or within 60 days of November 28, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act in respect of our common stock during the most recent fiscal year. For purposes of identifying persons who failed to timely file Section 16(a) reports, we only reviewed Forms 3, 4, and 5, amendments to these forms, and written representations supplied to us in lieu of Form 5 under the SEC’s Section 16 rules for the most recent fiscal year.

ELECTION OF DIRECTORS

Stockholder’s Agreement

As of October 5, 2017, we became a majority-owned subsidiary of D.R. Horton (the “Merger”) and a controlled company under New York Stock Exchange rules. As a controlled company, we are not required to have a majority of independent directors, an independent compensation committee, or an independent nominating committee. However, at this time we intend to maintain a majority of independent directors and both an independent compensation committee and nominating committee.

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton (the “Stockholder’s Agreement”) that provides for certain board and board committee appointment rights. Under the terms of the Stockholder’s Agreement and our Second Amended and Restated Certificate of Incorporation, immediately following the Merger and for the fifteen-month period following the Merger (i.e., until January 5, 2019) (the “Lock-Up Period”), our Board will consist of five directors, comprised of four individuals designated by D.R. Horton (which will include our Executive Chairman and at least two independent directors) and one individual designated by mutual agreement of us and D.R. Horton prior to the Merger (the “Legacy Director”) or his replacement. D.R. Horton designated Messrs. Fuller, Ringler, Spitzer and Tomnitz as directors, and Mr. Hudson was designated as the Legacy Director.

As such, our Board of Directors currently consists of five directors, all of whom are up for reelection at the 2019 annual meeting of stockholders. All of those director nominees, Messrs. Fuller, Hudson, Ringler, Spitzer and Tomnitz, if elected, will serve until the 2020 annual meeting of stockholders.

After January 5, 2019, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will have five directors unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and D.R. Horton will have the right to designate a number of directors equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of directors that we would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one). We and D.R. Horton have also each agreed to use reasonable best efforts to cause at least three of the directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

For more information on the Stockholder’s Agreement, see the section on “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.” Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Director Elections Standard and Resignation Policy

Our amended and restated bylaws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Our Board of Directors also adopted a director resignation policy, which is set forth in the corporate governance guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast “for” his or her election. In summary, an incumbent director nominee who fails to receive the required vote for election will, within five days after certification of the election results, tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. The Nominating and Governance

Committee will consider the resignation and, within 45 days after the date of the stockholders meeting at which the election of directors occurred, will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee’s recommendation within 90 days after the date of the stockholders meeting. The director whose resignation is under consideration will not participate in the Committee or Board of Directors’ decision with respect to accepting or rejecting his or her resignation as director. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board.

Following the Board’s decision on whether to accept or reject the resignation, we will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason(s) for rejecting the tendered resignation.

Director Qualifications

Our Nominating and Governance Committee is charged with assuring that the proper skills and experience are represented on our Board. Our corporate governance guidelines include a non-exclusive list of qualifications that should be considered in reviewing director candidates. The qualifications take into account business experience, independence, our business, geographic locations, diversity of backgrounds and skills, and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole as distinguished from the specific interest of any particular stockholder.

Nominees

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

Messrs. Fuller, Hudson, Ringler, Spitzer and Tomnitz are standing for election as directors to serve until the 2020 annual meeting of stockholders, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. All of the nominees other than Mr. Hudson were designated by D.R. Horton, and Mr. Hudson was designated by mutual agreement of D.R. Horton and our Board, for nomination as directors pursuant to the Stockholder’s Agreement with D.R. Horton. For a description of the Stockholder’s Agreement, see the sections “Election of Directors — Stockholder’s Agreement” and “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.”

We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

A brief summary of each director’s principal occupation, recent professional experience, certain specific qualifications considered by the Nominating and Governance Committee and the Board, and directorships at other public companies in the past five years, if any, is provided below.

Samuel R. Fuller	Age: 75

Director since October 2017

Principal Occupation and Other Information

Samuel R. Fuller has been retired since 2008, having obtained significant experience in accounting and financial roles through his employment with D.R. Horton from 1992 until his retirement. He served as Controller of D.R. Horton from 1995 until his promotion to Chief Financial Officer in 2000 and was a member of the Board of Directors from 2000 until 2003. Mr. Fuller has served on the Board of Directors of the Company since October 2017. Mr. Fuller holds a Bachelor of Arts degree in Accounting from the University of Oregon and a Masters of Business Administration in Finance from the University of Texas at Arlington.

Mr. Fuller has significant knowledge and experience in accounting, finance and internal control over financial reporting in a public company environment.
M. Ashton Hudson	Age: 46

Director since February 2016

Principal Occupation and Other Information

M. Ashton Hudson is President and General Counsel of Rock Creek Capital Group, Inc., an alternative asset manager with significant land holdings throughout the southeast, and has been a partner and member of the Rock Creek Investment Committee since 2002. Previously, Mr. Hudson practiced law with the firm of Parker, Hudson, Rainer & Dobbs LLP, where his legal practice was primarily focused on corporate finance, mergers and acquisitions, and general corporate law. He is a former owner and manager of Timbervest, LLC, one of the first timber investment management organizations (TIMO). Mr. Hudson has served on the Board of Directors of the Company since February 2016. Mr. Hudson holds a Bachelor of Business Administration from Wake Forest and a Juris Doctorate from the Wake Forest School of Law.

Mr. Hudson has significant knowledge and experience regarding land markets and investments, including real estate development.

G.F. (Rick) Ringler, III	Age: 71

Director since October 2017

Principal Occupation and Other Information

G. F. (Rick) Ringler, III has provided real estate and financial consulting to various former customers since his retirement from commercial banking in 2012. From 2006 to 2012 he served as Senior Vice President — Commercial and Real Estate Lending for Frost Bank. He previously served on the Board of Directors of First National Bank of Burleson and Landmark Bank of Fort Worth where he also had real estate lending responsibilities there, as well as three other lending institutions since 1968. Mr. Ringler has served on the Board of Directors of the Company since October 2017. Mr. Ringler holds a Bachelor of Business Administration in Finance from Texas Christian University.

Mr. Ringler has significant experience in commercial and residential real estate construction and development financing.

Donald C. Spitzer	Age: 69

Director since October 2017

Principal Occupation and Other Information

Donald C. Spitzer has served as Chief Financial Officer for a family business with a variety of business and investment interests since October 2014. Mr. Spitzer is a licensed Certified Public Accountant and gained significant audit experience working at KPMG, an international public accounting firm, for 39 years. He served as Partner of KPMG for many years as well as serving on the KPMG Board of Directors from 1997 until 2004. Mr. Spitzer has served on the Board of Directors of the Company since October 2017. Mr. Spitzer has served as a member of the Board of Directors of AirBorn, Inc., a privately-held manufacturer of electronic components, since 2014 where he serves on the AirBorn Audit and Compensation Committees. Mr. Spitzer holds a Bachelor of Business Administration in Accounting from Baylor University.

Mr. Spitzer is an expert in accounting and financial reporting, including internal control over financial reporting.

Donald J. Tomnitz	Age: 70

Director since October 2017

Principal Occupation and Other Information

Donald J. Tomnitz has served as our Executive Chairman of the Board since October 2017. Prior to joining the Company, Mr. Tomnitz was a consultant to D.R. Horton from October 2014 to September 2017. From November 1998 to September 2014, Mr. Tomnitz was the Vice Chairman and Chief Executive Officer of D.R. Horton, after having served as its President, an Executive Vice President and as President of D.R. Horton’s Homebuilding Division. Mr. Tomnitz also served on the Board of Directors of D.R. Horton until October 2014. Before joining D.R. Horton, Mr. Tomnitz was a Captain in the U.S. Army, a Vice President of RepublicBank of Dallas, N.A., and a Vice President of Crow Development Company, a Trammell Crow Company. Mr. Tomnitz holds a Bachelor of Arts in Economics from Westminster College and a Masters of Business Administration in Finance from Western Illinois University.

Mr. Tomnitz has significant knowledge and experience in the real estate development and homebuilding industries, including public company chief executive officer experience.

The Board of Directors Recommends a Vote “FOR” the Election of Messrs. Fuller,

Hudson, Ringler, Spitzer, and Tomnitz as Directors of the Company.

How Nominees are Selected

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the corporate governance guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. The corporate governance guidelines encourage board membership composed of diverse background skills and substantive pertinent experience, and diversity among the directors as a whole.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the New York Stock Exchange (“NYSE”) and whether they have a prohibited conflict of interest with our business.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the advance notice procedures for director nominations set forth in our amended and restated bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. In the case of a special meeting of stockholders at which directors are to be elected, notice must be received not later than the close of business on the 10th day following the date on which notice of the special meeting date is first mailed to stockholders or made public, whichever occurs first. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates, which include taking into consideration the needs of the Board and the qualifications of the candidates. Our amended and restated bylaws require the notice of director nomination to include certain specified information regarding the nominating stockholder and the nominee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We maintain a written policy and procedures for the review, approval or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre-approved:

•	compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement;

•	compensation arrangements with an executive officer who is not an immediate family member of another related party;

•	business expense reimbursements;

•	transactions with an entity in which the related party owns less than 10% of the other entity;

•	transactions with an entity in which the related party is a director only;

•	transactions with an entity in which the related party is not an executive officer or a partner;

•	indebtedness for transactions in the ordinary course of business;

•	transactions available to all employees in the ordinary course of business; and

•

transactions between D.R. Horton and us that are contemplated by, and approved in accordance with (i) Section 6.2 of our Second Amended and Restated Certificate of Incorporation, (ii) the Stockholder’s Agreement between D.R. Horton and us dated June 29, 2017 and (iii) the Master Supply Agreement between D.R. Horton and us dated June 29, 2017, all of which were approved by our stockholders at a Special Meeting of Stockholders held on October 3, 2017, provided such transactions are approved by our Investment Committee and/or Board of Directors (independent directors) as contemplated in such governing documents and agreements.

Under the policy, the Nominating and Governance Committee, in the course of review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director’s independence under the NYSE listing standards. A related party transaction that has been approved or ratified by the independent members of our Board of Directors does not require approval or ratification by the Nominating and Governance Committee.

If we enter into a related party transaction that has not received approval of the Nominating and Governance Committee, Board of Directors or was pre-approved under our policy, or a transaction that was not originally a related party transaction but later becomes a related party transaction, the Nominating and Governance Committee must review the transaction promptly and may ratify the transaction. Unless there is a compelling business or legal reason for us to continue with the transaction, the Nominating and Governance Committee may only ratify the transaction if it determines that the transaction is fair to us and any failure to comply with the related party transaction policy was not due to fraud or deceit.

Related party transactions between D.R. Horton and us that have been approved by our Investment Committee (i.e., transactions of $20 million or less) and are of the type contemplated in Section 6.2 of our Second Amended and Restated Certificate of Incorporation, the Stockholder’s Agreement between D.R. Horton and us dated June 29, 2017 and the Master Supply Agreement between D.R. Horton and us dated June 29, 2017 may be ratified by the Nominating and Governance Committee on a quarterly basis or at the next scheduled meeting of the Nominating and Governance Committee at which the Committee chairperson includes such item on the meeting agenda.

Stockholder’s Agreement

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton that provides for certain board and board committee appointment rights and certain approval rights. For a discussion of the board and board committee approval requirements, see “Election of Directors — Stockholder’s Agreement” and “Board Matters — Board Committees and Stockholder’s Agreement”.

Also under the Stockholder’s Agreement and our Second Amended and Restated Certificate of Incorporation, we must maintain an investment committee (which will not be considered a committee of the Board) (the “Investment Committee”), the members of which will be our officers or employees who are (A) experienced professionals in the land acquisition and development business or (B) the chief executive officer, the chief financial officer, the general counsel or the president of community development (or any person serving in an equivalent role). Our Executive Chairman will be a member of the Investment Committee at all times. The other members of the Investment Committee will be appointed by the Nominating and Governance Committee. The Investment Committee is vested with sole responsibility over investment decisions involving capital expenditures of $20,000,000 or less (each, an “Investment Committee Approval Transaction”). All decisions of the Investment Committee will require the approval of a majority of the members of the Investment Committee. Any investment decision that does not involve an Investment Committee Approval Transaction will be subject to approval by the Board (independent members).

For so long as D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without the prior written consent of D.R. Horton: (i) declare or make any extraordinary or in-kind dividend other than a dividend on a pro rata basis to all stockholders or a dividend to us or any of our wholly-owned subsidiaries; (ii) issue any new class of equity or voting securities; (iii) issue equity or equity-linked securities or voting securities (A) in the case of securities issued as employee compensation, constituting 1% or more of the then outstanding shares of our common stock in any calendar year or (B) in any other case, constituting 10% or more of the then-outstanding number of shares of our common stock; (iv) incur indebtedness above certain levels; (v) select, terminate or remove certain key officers or change their compensation arrangements; (vi) make or approve any fundamental change in our business of developing residential and mixed-use real estate; (vii) acquire assets or enter into mergers or similar acquisitions involving capital expenditures in excess of $20,000,000; (viii) effect or approve any voluntary liquidation, dissolution or winding-up or certain events of bankruptcy or insolvency; (ix) enter into any strategic alliance or commercial agreement of a nature similar to the Master Supply Agreement (as described below) with a person other than D.R. Horton; or (x) effect any election of a settlement of our 3.75% Convertible Senior Notes due 2020 in connection with an election to convert the notes by a holder thereof.

In addition, at all times when D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without approval of a majority of the independent directors who are not also affiliated with D.R. Horton: (i) enter into, amend, modify, terminate or approve any transaction between us, on one hand, and D.R. Horton or any of its affiliates, on the other hand, or enter into any waiver, consent or election thereunder (other than an Investment Committee Approval Transaction); (ii) amend, modify or terminate, or enter into any waiver, consent or election under, the Stockholder’s Agreement or enter into any merger or business combination with D.R. Horton or any of its affiliates; (iii) enter into any merger, business combination or similar transaction in which D.R. Horton receives consideration for our common stock of greater value or in a different form than our other stockholders; or (iv) settle any claim between us and D.R. Horton (other than an Investment Committee Approval Transaction).

For so long as D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of D.R. Horton under the Stockholder’s Agreement. In addition, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of our other stockholders under the Stockholder’s Agreement.

D.R. Horton has agreed to certain lock-up and standstill provisions during the Lock-Up Period. During the Lock-Up Period, D.R. Horton generally may not transfer shares of our common stock, other than (i) transfers to our subsidiaries, (ii) transfers approved by a majority of our independent directors and (iii) transfers of up to one-third of the aggregate amount of shares of our common stock beneficially held by D.R. Horton and its subsidiaries as of immediately following the Merger in an offering that is not registered under the Securities Act of 1933, as amended, to transferees agreeing to be bound by the lock-up provisions in the Stockholder’s Agreement. In addition, during the Lock-Up Period, D.R. Horton and its affiliates generally may not (subject to customary exceptions) participate in any transactions that would result in D.R. Horton and its affiliates beneficially owning more than 80% of the voting power of our common stock, provided that D.R. Horton is permitted, under certain conditions, to make private proposals to the non-D.R. Horton affiliated directors on the Board. Any proposal by D.R. Horton to acquire all of the shares of our common stock must be (a) subject to review, evaluation and prior written approval of a majority of the independent directors, and (b) submitted for approval to our stockholders, with a nonwaivable condition that a majority of the voting power of the non-D.R. Horton stockholders approve the transaction.

Except in certain cases, D.R. Horton has a pre-emptive right (but not the obligation) to participate in any issuance of equity or other securities by us by purchasing up to D.R. Horton’s and its subsidiaries’ pro rata portion of such equity or other securities at the price and otherwise upon the same terms and conditions as offered to other investors.

Pursuant to the customary registration rights with respect to our common stock held by D.R. Horton, its affiliates and their permitted transferees provided for by the Stockholder’s Agreement, we filed an effective shelf registration statement permitting the resale of our common stock by D.R. Horton, its affiliates and their permitted transferees with the SEC on September 24, 2018, which became effective on October 4, 2018. D.R. Horton also has the right, subject to certain limitations, to require us to register our common stock held by D.R. Horton for resale. D.R. Horton also has piggyback registration rights in connection with offerings of our common stock by us or our other stockholders. The Stockholder’s Agreement also provides that D.R. Horton and its affiliates will not be prohibited from engaging in business opportunities independently of us unless the opportunity is offered to an individual who is both an officer or director of D.R. Horton or its affiliates and an officer or director of ours and the offer is made in writing to the individual in his or her capacity as an officer or director of us.

The Stockholder’s Agreement will terminate on the first day that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities, provided that the provisions of the Stockholder’s Agreement relating to D.R. Horton’s registration rights, the waiver of business opportunities and certain customary provisions will survive the termination of the Stockholder’s Agreement.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Master Supply Agreement

In connection with the Merger, we entered into a Master Supply Agreement with D.R. Horton. The terms of the Master Supply Agreement, unless earlier terminated, continue until the earlier of (a) the date that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities and (b) June 29, 2037.

Under the Master Supply Agreement, we will present to D.R. Horton all single-family residential lot development opportunities (subject to certain exceptions) that we desire to acquire and develop that have been approved or conditionally approved by the Investment Committee (a “Company Sourced Opportunity”); and D.R. Horton has the right, but not the obligation, to present us with lot development opportunities that D.R. Horton desires to acquire for development (if presented to us, a “D.R. Horton Sourced Opportunity”).

The following opportunities are excluded from Company Sourced Opportunities: (a) any opportunities, developments or ventures owned, under contract, the subject of a letter of intent or otherwise being pursued, by us at the time of the Merger; or (b) any opportunities presented to us by a third-party builder.

We and D.R. Horton will collaborate regarding all Company Sourced Opportunities and all D.R. Horton Sourced Opportunities, after considering current and future market conditions and dynamics. If we and D.R. Horton agree to pursue a Company Sourced Opportunity or a D.R. Horton Sourced Opportunity, such agreement will be evidenced by a mutually agreed upon written development plan prepared at the direction of the Investment Committee (a “Development Plan”), addressing, among other things, the number, size, layout and projected price of lots, phasing, timing, amenities and entitlements and are referred to as either a “Company Sourced Development” or a “D.R. Horton Sourced Development,” as the case may be.

D.R. Horton or its affiliates have (a) a right of first offer (“ROFO”) to buy up to 50% of the lots in the first phase (and in any subsequent phase in which D.R. Horton purchased at least 25% of the lots in the previous phase) in each Company Sourced Development; and (b) the right to purchase up to 100% of the lots in each D.R. Horton Sourced Development, at the then current fair market price and terms per lot, as mutually agreed to by us and D.R. Horton. All lots in a Company Sourced Development in which a D.R. Horton affiliate participates as a buyer will be equitably allocated among D.R. Horton and any other builders in each phase taking into consideration the location, size and other attributes associated with the lots. The agreement evidencing the ROFO for the lots in the Company Sourced Development (the “ROFO Agreement”), and the purchase and sale agreement for the lots in the D.R. Horton Sourced Development (the “PSA”), will be negotiated, finalized and executed as a part of the Development Plan, and in all events the Development Plan will be finalized, and the ROFO Agreement will be negotiated, finalized and executed, prior to the expiration of the feasibility period in any contract to acquire a Company Sourced Development. D.R. Horton will assign to us on an “as-is”, “where-is basis” the contract to acquire a D.R. Horton Sourced Development after the finalization of the Development Plan and PSA for such D.R. Horton Sourced Development.

We, at our sole cost and expense, will perform and direct, through our employees, agents and contractors, all functions relative to diligence, entitlement, financing, planning, design and construction of all on-site and off-site improvements required for any development.

In addition to termination for breach or mutual agreement of the parties, we may terminate the Master Supply Agreement at any time that D.R. Horton and its affiliates beneficially own less than 25% of our voting securities.

Additional information regarding the Master Supply Agreement, including a copy of the Master Supply Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Shared Services Agreement

On October 6, 2017, we entered into a Shared Services Agreement with D.R. Horton pursuant to which D.R. Horton provides us certain administrative, compliance, operational and procurement services. During the nine months ended September 30, 2018, we paid D.R. Horton approximately $930,000 for these shared services and approximately $850,000 for the cost of health insurance and other employee benefits. The amount we pay for these shared services in a particular fiscal year is re-evaluated and agreed to each fiscal year.

In addition to termination for breach or mutual agreement of the parties, the Shared Services Agreement shall terminate 30 calendar days after it is determined that D.R. Horton owns less than 20% of our fully diluted common stock.

Additional information regarding the Shared Services Agreement, including a copy of the Shared Services Agreement, can be found in our Current Report on Form 8-K filed with the SEC on October 10, 2017.

Related Party Transactions with D.R. Horton

We participate in real property transactions with D.R. Horton at market terms and negotiated pricing in the normal course of business. These real property transactions are of the type contemplated by the Master Supply Agreement and the Stockholder’s Agreement. In instances where D.R. Horton already has the land under contract, they may assign their contractual rights to purchase the land to us. We will purchase and develop the land, or have the land developed on our behalf, into finished residential lots. We then enter into a lot purchase contract with D.R. Horton to sell the lots to D.R. Horton at negotiated market prices. Alternatively, we may source the land directly, develop the land into finished residential lots and sell such lots to D.R. Horton or a third party at negotiated market prices. D.R. Horton may provide land development services to us related to these transactions. If land development services are provided, the fees we owe for these services are deducted from the lot sale proceeds we receive from D.R. Horton.

Additionally, we make short term investments in finished lots and undeveloped land pursuant to purchase contracts assigned to us by D.R. Horton, with the intent to sell these assets within a short time period, primarily to D.R. Horton. For these transactions, D.R. Horton reimburses us for any costs incurred during the holding period, which is typically 12 to 18 months, and pays us a negotiated market price. In certain instances, we have a right to sell the land to D.R. Horton at our original cost plus a fee.

At September 30, 2018, we owned or controlled through option purchase contracts approximately 20,100 residential lots, of which over 5,500 are under contract to sell to D.R. Horton. Additionally, D.R. Horton has the right of first offer on nearly 8,100 of these residential lots based on executed purchase and sale agreements. At September 30, 2018, we had earnest money deposits of approximately $45.3 million from D.R. Horton related to land and lot option purchase contracts. During the nine months ended September 30, 2018, we sold 642 residential lots to D.R. Horton for approximately $37.1 million and we sold 79 residential tract acres to D.R. Horton for approximately $2.0 million from a legacy Company project. In addition, during the nine months ended September 30, 2018, a venture in which we own a 37.5% interest sold 40 residential tract acres to D.R. Horton for approximately $7.8 million. We did not sell any short term investment undeveloped land to D.R. Horton during the nine months ended September 30, 2018.

During the nine months ended September 30, 2018, we reimbursed D.R. Horton approximately $21.2 million for previously paid earnest money and $15.2 million for pre-acquisition and other due diligence and development costs related to land purchase contracts whereby D.R. Horton assigned their rights under these land purchase contracts to us. At September 30, 2018, we owed $3.3 million to D.R. Horton for earnest money, pre-acquisition, due diligence costs and other costs related to these land purchase contracts and other intercompany transactions in the normal course of business. During the nine months ended September 30, 2018, we paid D.R. Horton $649,000 for land development services.

Real property transactions expected to result in $20 million or less in capital expenditures are approved by our the Investment Committee as set forth in our Second Amended and Restated Certificate of Incorporation and the Stockholder’s Agreement and ratified by the Nominating and Governance Committee in accordance with our Related Party Transaction Policy. Furthermore, under the terms of the Stockholder’s Agreement, we require the prior written consent of D.R. Horton to acquire any asset or similar acquisitions involving capital expenditures in excess of $20 million.

Real property transactions expected to result in greater than $20 million in capital expenditures are approved by the Investment Committee and by the independent members of our Board of Directors as set forth in our Second Amended and Restated Certificate of Incorporation and the Stockholder’s Agreement and in accordance with our Related Party Transaction Policy. Related party transactions approved by the independent members of our Board of Directors do not require separate ratification by our Nominating and Governance Committee.

The real property transactions described in this “Certain Relationships and Related Party Transactions” section are usual and customary real property transactions for companies in the homebuilding and land development businesses. These real property transactions are discussed in this section because D.R. Horton owns 75% of our common stock as a result of the Merger. The individual executive officers or directors of the Company and D.R. Horton have no beneficial interest in these real property transactions other than in their oversight or employment capacity as officers or directors of their respective companies.

In addition, in the first quarter of 2018 we began leasing office space in Austin from D.R. Horton for approximately $15,000 per month, the term of which expires on December 31, 2019. During the nine months ended September 30, 2018, we paid D.R. Horton aggregate lease payments of approximately $106,000 for this leased space. During the nine months ended September 30, 2018, we also reimbursed D.R. Horton in the amount of approximately $991,000 for corporate and administrative expenses paid by D.R. Horton on behalf of the Company.

BOARD MATTERS

Board Leadership Structure

Mr. Tomnitz has served as our Executive Chairman of the Board since October 2017. Mr. Tomnitz has significant experience serving in the real estate and homebuilding industry and as a public company CEO.

Our Board believes that separation of the offices of Executive Chairman and CEO is in the best interests of the Company and its stockholders at this time. It allows our Executive Chairman to focus on overall strategy and vision while leading the Board, affords us the benefits of Mr. Tomnitz’s Board leadership experience, and enables Mr. Bartok, our CEO, to focus on running the Company. However, should circumstances change in the future, the Board is free to choose its Executive Chairman in any way it determines is in the best interests of the Company and its stockholders in accordance with our Second Amended and Restated Certificate of Incorporation or amended and restated bylaws.

Our Board performs a number of its functions through committees. All committee members, including the chairmen of our Audit Committee, Compensation Committee and Nominating and Governance Committee, are independent directors under NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

Risk Oversight

The Board oversees our risk management processes and management is responsible for managing risks. The Board performs its risk oversight role by using several different levels of review. Our CEO reports on significant risks to the Board at times as may be necessary or appropriate. In addition, management reports on and the Board reviews the risks associated with our strategic plan periodically as part of the Board’s consideration of our strategic direction.

All of our current Board members other than Mr. Tomnitz, our Executive Chairman, are classified as independent under the NYSE listing standards. We believe that the number of independent, experienced directors that make up our Board, along with oversight of the Board by the Executive Chairman, benefits our Company and our stockholders.

Each of the Board’s Committees also oversees the management of risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board composition and leadership structure support this approach.

Board Committees and Stockholder’s Agreement

At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, no committee of the Board will have more than three members unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and each committee of the Board will include in its membership (i) a number of D.R. Horton designees equal to the percentage of our voting securities beneficially owned by D.R Horton and its affiliates multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number (and in any event not less than one) and (ii) at least one member not designated by D.R. Horton. In addition, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will maintain a Nominating and Governance Committee, and the Legacy Director will be a member of the Nominating and Governance committee for so long as the Legacy Director serves on the Board. During the

Lock-Up Period, the Nominating and Governance Committee will have three members, including the Legacy Director (as long as the Legacy Director is then on the Board) and at least one additional independent director.

On October 6, 2017, D.R. Horton and our Board, including the Legacy Director and each of the other members of our Board that are considered “independent” under the rules of the SEC and the NYSE (the “Independent Directors”), elected to waive the requirement that the Nominating and Governance Committee consist of three directors, set the size of each of our Nominating and Governance Committee, the Compensation Committee and the Audit Committee at four directors, and appointed each of the four Independent Directors, including the Legacy Director, as members of the Nominating and Governance Committee, the Compensation Committee and the Audit Committee.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Audit Committee

The Audit Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. Among other things detailed in the Committee’s Charter, the Audit Committee assists the Board in its oversight of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the report that SEC rules require be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, Mr. Spitzer, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. The current members of the Audit Committee are Messrs. Spitzer (Chair), Fuller, Hudson and Ringler. The Audit Committee met four times in fiscal 2018.

Compensation Committee

The Compensation Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. Among other things detailed in the Committee’s Charter, the Compensation Committee is responsible for:

•	determining and approving, either as a committee or together with other independent directors (as directed by the Board), the Executive Chairman’s and CEO’s compensation;

•	determining and recommending the compensation of the other executive officers to the Board;

•	establishing the compensation philosophies, goals, and objectives for executive officers;

•	monitoring incentive and equity-based compensation plans;

•	administering equity-based plans;

•	preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC; and

•	overseeing our compliance with SEC rules regarding stockholder approvals of certain executive compensation matters and equity compensation plans.

The Compensation Committee considers the impact of our executive compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. The Compensation Committee reviews and considers, among other things, the incentives that our programs create and the factors that may reduce the likelihood of excessive risk taking. The Compensation Committee reports regularly to the full Board. We do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

Such responsibilities may not be delegated to any persons who are not members of the Compensation Committee. The Executive Chairman recommends executive compensation amounts and programs to the Compensation Committee. In addition, under the terms of the Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, in those events, D.R. Horton approval is required. The Compensation Committee did not engage a compensation consultant in fiscal 2018.

The members of the Compensation Committee are Messrs. Fuller (Chair), Hudson, Ringler and Spitzer. Our Board of Directors has determined, in its business judgment, that all members of the Compensation Committee are independent as defined in the NYSE corporate governance standards. The Compensation Committee met five times in fiscal 2018.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks among the members of our Board and no member of the Compensation Committee has a transaction reported under “Certain Relationships and Related Party Transactions.”

Nominating and Governance Committee

The Nominating and Governance Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. Among other things detailed in the Committee’s Charter, the Nominating and Governance Committee is responsible for:

•	reviewing the structure of the Board, at least annually, to assure that the proper skills and experience are represented on the Board;

•	recommending nominees to serve on the Board of Directors;

•	reviewing corporate governance issues;

•	reviewing performance and qualifications of Board members before they stand for reelection;

•	reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals; and

•

acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, matters of public policy and the environment, and significant legislative, regulatory and social trends and developments.

The members of the Nominating and Governance Committee are Messrs. Ringler (Chair), Fuller, Hudson, and Spitzer. Our Board of Directors has determined, in its business judgment, that all members of the Nominating and Governance Committee are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met five times in fiscal 2018.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except:

•	matters related to the composition of the Board;

•	changes in our bylaws; and

•	certain other significant corporate matters.

The members of the Executive Committee are Mr. Tomnitz (Chair), Mr. Hudson and Mr. Ringler. The Executive Committee did not meet in fiscal 2018.

Director Independence

Our Board has adopted corporate governance guidelines that set forth our director independence standards, which are discussed below. Our corporate governance guidelines are posted at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. In accordance with our corporate governance guidelines and NYSE rules, at least a majority of our directors are independent.

All directors other than Mr. Tomnitz, our Executive Chairman, satisfy our director independence standards. Mr. Tomnitz does not meet our independence standards because he is an executive officer.

The Board defines independence as meeting the requirements to be considered independent directors under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:

•

The Board will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Only those directors who the Board affirmatively determines have no material relationship with the Company will be considered independent, subject to additional qualifications prescribed under the NYSE listing standards or applicable law.

•

To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law or listing standards of the NYSE.

There were no material transactions or relationships between us and any of our continuing independent directors during fiscal 2018.

There is no family relationship between any of the nominees, continuing directors and executive officers of the Company.

Board Meetings

Our Board typically meets at least four times a year. Our Board met 11 times in fiscal 2018. Each incumbent director attended at least 75% of Board meetings and committee meetings held by all committees on which he or she served (held during the period he or she served).

Our Board holds regularly scheduled executive sessions with only non-management directors present. At least once each year, the Board will have an executive session with only independent non-management directors present. Executive sessions were held at one of the Board meetings in fiscal 2018. The Chair of the Nominating and Governance Committee serves as presiding director to lead these executive sessions of the Board.

Other Corporate Governance Matters

Under our corporate governance guidelines, a director is deemed to have tendered his or her resignation at the next regularly scheduled meeting of the Nominating and Governance Committee in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also under our corporate governance guidelines, non-employee directors may not serve on the boards of directors of more than three public companies. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee must be consulted by existing directors prior to joining another board of directors. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee will together assess whether the new membership would present a conflict or otherwise compromise the ability of that director to dedicate the time necessary to serve on our Board.

We expect all of our Board members to attend our annual meeting of stockholders, but from time to time other commitments may prevent certain Board members from attending. All Board members attended our 2018 annual meeting of stockholders.

Non-employee directors must retire no later than the annual stockholders meeting following their 77th birthday unless the remaining non-employee directors determine that it would be in the best interest of the Company and our stockholders under the particular circumstances existing at the time for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 77th birthday, unless otherwise determined by the Board.

Policies on Business Conduct and Ethics

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our CEO and CFO (who is also our Principal Accounting Officer) also are required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive offices. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with our Board by forwarding written comments to the Chairman of the Nominating and Governance Committee with a copy to our Corporate Secretary to the following:

Rick Ringler, Nominating and Governance Committee Chair

Forestar Group Inc.

10700 Pecan Park Blvd., Suite 150

Austin, Texas 78750

Attention: Board Communications

Copy to:

Corporate Secretary

Forestar Group Inc.

10700 Pecan Park Blvd., Suite 150

Austin, Texas 78750

Attention: Board Communications

DIRECTOR COMPENSATION

Our director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders, and to assist in recruiting high-caliber directors.

Director Fee Schedule

The director fee schedule is as follows:

Annual Retainer Fee	$12,500 per Board meeting attended, not to exceed $50,000 per annum
Annual Board Committee Fee	$5,000 per Committee (paid $1,250 per quarter)
Annual Board Committee Chair Retainer	$2,500 per Committee (paid $625 per quarter)

In addition to the above fees, when a new director is appointed or elected, the new director may receive a grant of restricted stock units.

Mr. Tomnitz does not receive a fee for service on our Board other than his compensation as Executive Chairman. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

We do not have any program, plan or practice to time option grants to our directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.

Insurance and Indemnification

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

Fiscal 2018 Director Compensation

The following table presents compensation earned by non-employee directors for services rendered in fiscal 2018 (i.e., for the nine-month period from January 1, 2018 to September 30, 2018) as calculated in accordance with SEC rules.

Name	Fees Earned or Paid in Cash	Stock Awards	Total
Samuel R. Fuller	$50,625	—	$50,625
M. Ashton Hudson	$48,750	—	$48,750
G.F. (Rick) Ringler, III	$50,625	—	$50,625
Donald C. Spitzer	$50,625	—	$50,625

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our officers who serve as executive officers are:

•	Donald J. Tomnitz, Executive Chairman — From October 2017 to present.

•	Daniel C. Bartok, Chief Executive Officer — From December 2017 to present.

•	Charles D. Jehl, Executive Vice President and Chief Financial Officer — From September 2015 to present.

In fiscal 2018, the executive officers focused on growing our residential lot development business through the strategic relationship with D.R. Horton to supply finished lots to D.R. Horton at market prices under the Master Supply Agreement. Under the terms of the Master Supply Agreement, both companies proactively identify land development opportunities to expand our portfolio of assets. As our controlling shareholder, D.R. Horton has significant influence in guiding our strategic direction and operations.

Fiscal years 2018 and 2019 are transition years whereby the Company transitions from a long-term real estate development operation to a lot manufacturing and sales operation focused on shorter duration projects nationwide and developing and selling lot inventory on a more-rapid turn and higher return basis. To do so, the Company is in the process of building the scale, infrastructure and foundation from a resource, asset and employee standpoint, to ultimately becoming a well-capitalized national land and lot developer. As part of this transition, the Company intends to utilize its unique relationship with D.R. Horton and D.R. Horton’s infrastructure and foundation while the Company builds out its own infrastructure.

In light of this strategic transition of the Company, the Compensation Committee is taking a transitional approach to executive compensation. The Compensation Committee is evaluating executive officer performance in helping the Company successfully transition. The Compensation Committee has and will consider such matters as growing pre-tax net income, building infrastructure from an asset and resource standpoint, establishing a credit facility as a financing resource, accessing the capital markets for additional operational-growth financing, driving additional lot inventory and sales, managing construction and customer relationships, timely delivering of lots, and executing and fulfilling expectations for growth. In compensating executive officers for performance, the Compensation Committee is taking a discretionary approach in evaluating executive officer performance in light of the above matters/factors and determining discretionary bonuses and long-term equity incentives. As the Company successfully transitions into a lot manufacturing and sales operation, the Compensation Committee will also evaluate more performance-specific compensation programs that would more closely align incentive compensation to achievement of performance-specific outcomes.

Advisory Vote and D.R. Horton Approval

At our 2018 annual meeting of stockholders, approximately 99% of votes cast in our advisory vote on executive compensation were in favor of the proposal. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions. In addition, in our advisory vote on the frequency of future advisory votes on executive compensation, our stockholders voted in favor of an annual advisory vote on executive compensation. Our Board of Directors has determined that advisory votes on executive compensation should be held annually.

Although our Compensation Committee has primary authority over establishing and changing our executive compensation programs and making specific compensation determinations, because we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements, this authority is subject to the approval of D.R. Horton.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain, and motivate key executives to maximize company and individual performance in our transition to a lot manufacturing and sales operation. We are guided by the following principles in determining the form and amount of executive compensation:

•

Compensation should be tied to performance. A meaningful portion of total compensation is tied to and varies with our financial and operating performance, as well as individual performance. Bonuses are considered annually based on achievement of company and individual performance objectives. Also, equity awards generate value to executives as our performance and stock price improves.

•

Compensation should align executives’ and stockholders’ interests. Our annual incentive bonuses and discretionary bonuses are designed to incentivize and reward company performance and individual performance in our transition to a lot manufacturing and sales operation. In addition, the use of equity-based compensation aligns our executives’ interests with our stockholders’ interests and encourages our executives to focus on growth and performance.

•

Compensation should be competitive. Our total compensation, especially our base salaries, annual incentive bonuses and discretionary bonuses, and long-term equity incentives, should be competitive with our public and private peers to enable us to attract and retain key executives.

•

Retention. We believe an overall package of appropriate pay and benefits helps retain executives and managers. This includes a competitive base salary, health and welfare benefits and a 401(k) plan match. In addition, equity awards with vesting and forfeiture provisions encourage staying with the Company.

Elements of our Compensation Program

The elements of our compensation program are as follows:

•	Salaries;

•	Annual incentive and discretionary bonuses;

•	Long-term incentive awards, with restricted stock units as the primary equity incentive;

•	401(k) plan and tax qualified employer retirement contributions; and

•	Health and welfare benefits.

Each element of compensation is evaluated independently to determine whether in our Compensation Committee’s judgment it is competitive within our segment of the real estate industry, considering both public and private competitors. Our Compensation Committee considers the compensation structures and opportunities of private competitors because we must compete against these companies for talent. Our Compensation Committee maintains a balance among the elements of compensation that aligns a significant portion of compensation to performance. Our Compensation Committee also uses tally sheets that show all elements of compensation as a total. From year to year, the Compensation Committee may also choose to award all or only certain elements of compensation to a named executive officer (“NEO”).

Element	Performance Measure	Measurement Period
Salary	Continued service subject to annual evaluation	1 year
Annual incentive bonus:
Cash	Objectives achievement and performance	1 year
Long-term incentives:
Restricted stock units	Continued service	3 to 5 years
Retirement benefits	Retirement contribution is dependent on salary and bonus	None
Health and welfare benefits	None	None
Change in control agreements	None	None

Base Salaries

Base salaries are determined based on the executive’s responsibilities, performance, experience, and the Compensation Committee’s judgment regarding competitive requirements and internal equity. No specific formula is applied to determine the weight of each factor. In reviewing the salaries of executives, the Compensation Committee from time to time reviews information from publicly-available data regarding the peer group companies discussed below. Our Compensation Committee may consider increases in the salaries of our executives based on increased responsibilities, realignment with market levels, or other factors in addition to the factors described above. The annualized base salaries of our NEOs are set forth in the following table.

Base Salaries of our NEOs (annualized rate)	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary
Donald J. Tomnitz, Executive Chairman	$300,000	$300,000
Daniel C. Bartok, Chief Executive Officer	$300,000	$300,000
Charles D. Jehl, Chief Financial Officer	$325,000	$325,000

Each executive officer’s current base salary will remain the same for fiscal 2019.

Fiscal 2018 (January 1, 2018 through September 30, 2018)

In January 2018, the Board of Directors changed our fiscal year-end from December 31 to September 30. As a result, our fiscal year and bonus period will be the period from January 1, 2018 through September 30, 2018, resulting in a nine-month reporting and bonus period.

Annual Incentive and Discretionary Bonuses

Fiscal 2018:

The Compensation Committee determined incentive bonuses for fiscal 2018 in its discretion, and for Mr. Jehl, based on the recommendations of Mr. Tomnitz to the Compensation Committee, taking into consideration the following factors. These factors are important factors to enable the Company to transition from a long-term real estate development operation to a nationwide, rapid-turn lot manufacturing and sales operation.

•	Increase land and lots under development.

•	Increase number of lots sold and revenue growth.

•	Increase pre-tax income.

•	Establish additional credit and bank facilities.

•	Develop capital structure plan (debt and equity).

•	Plan and develop organizational infrastructure to accommodate significant business growth.

•	Develop and implement strategic budget for growth.

•	Develop and implement land and lot scheduling and monitoring systems to ensure on-time lot deliveries.

•	Maintain strong financial internal controls, financial reporting systems and financial compliance.

Our Compensation Committee determined in February 2018 that Messrs. Tomnitz, Bartok and Jehl could earn up to $400,000 each in cash annual incentive bonuses, at a rate of $100,000 per quarter. The Compensation Committee assessed the NEOs’ performance on a quarterly basis in light of the factors noted above and approved a $100,000 bonus payment for each NEO for each fiscal quarter of 2018 based on the NEOs’ performance during the quarter, resulting in $300,000 in total bonuses for each NEO during fiscal 2018 (i.e., $100,000 per quarter in fiscal 2018).

With respect to each quarterly bonus, the Compensation Committee considered the factors noted above in determining the incentive bonus amounts.

Our Compensation Committee may, in its discretion, award cash bonuses during the year or as part of the annual bonus awards as a result of extraordinary performance. In addition to the bonus described above, the Compensation Committee awarded Mr. Jehl a $100,000 discretionary cash bonus as a result of his efforts in helping effect the consummation of a strategic asset sale transaction in February 2018.

Fiscal 2019:

For fiscal 2019, the Compensation Committee will evaluate executive performance and consider, discretionary bonuses on a semi-annual basis.

Consistent with the Company’s strategic transition, in determining discretionary bonuses, the Compensation Committee may consider the same factors listed above under “Annual Incentive and Discretionary Bonuses — Fiscal 2018”.

We believe that our executive officers, Mr. Tomnitz, Mr. Bartok and Mr. Jehl, have all been involved in all aspects of our business strategy, including but not limited to the items listed above. Our Board of Directors and Compensation Committee will continue to monitor and evaluate these factors.

Long-Term Incentive Awards

Our 2018 Stock Incentive Plan gives us the ability to provide our eligible employees, including each of our NEOs, grants of compensation awards based on shares of our common stock. Our equity-based incentive awards are primarily restricted stock units. Our Compensation Committee intends to consider both annual equity-based long-term incentive awards and equity-based awards as a portion of the annual incentive program. Our Compensation Committee intends to consider equity-based long-term incentive award grants consistent with the timing of D.R. Horton long-term incentive award grants, to further align interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention, and establish internal pay equity among executives.

In making decisions regarding annual equity-based awards, our Compensation Committee considers previous grants, value and experience the executive brings to a role, relative responsibilities of the executive, and the business segment in determining sizes of awards. In the case of a new key executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The amounts of equity-based awards may be determined based on input from a compensation consultant regarding market practices, recommendations of the Executive Chairman or the CEO (except for the CEO’s awards, whose recommendations are made by the Executive Chairman), or the judgment of our Compensation Committee. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year.

Restricted stock units (“RSUs”), which are the primary equity incentive under the 2018 Stock Incentive Plan, may be granted at any time and each RSU will generally be equal to one share of our common stock. RSUs will be settled in shares. All other terms and conditions of the RSUs will be determined at the time of award.

The Compensation Committee awarded Mr. Bartok 12,000 RSUs on May 11, 2018 due to his assuming the CEO position in December 2017. Mr. Bartok did not previously receive a long-term incentive award for assuming this position. Neither Mr. Tomnitz nor Mr. Jehl received any equity-based long-term incentive awards in fiscal 2018. The Compensation Committee may in its discretion grant equity awards during fiscal year 2019 to the NEOs.

In 2017, in order to ensure that our then executive officers would continue to be provided with a long-term incentive to close the Merger and during the initial transitional period thereafter, the Compensation Committee awarded a long-term incentive in the form of deferred cash to the then executive officers, including Mr. Jehl. The amount of deferred cash awarded to Mr. Jehl was $375,000. The deferred cash award provides for payment in three equal annual installments conditioned upon the continued employment of the officer except that the first installment was payable upon the closing of the Merger. In connection with the Merger closing, Mr. Jehl received

$125,000 of his deferred cash award during 2017. The second and third installments of his deferred cash award ($125,000 per installment) are payable in 2019 and 2020, respectively. Any unvested portion of the award will be forfeited upon separation from service for any reason.

Insider Trading Policy

Under the terms of our insider trading policy, the NEOs may not trade in options, warrants, puts, calls or similar hedging instruments, may not sell our securities “short,” and may not pledge or hold our securities in margin accounts.

Other Compensation and Benefits

Qualified Retirement Benefits

On December 31, 2017, our 401(k) plan was terminated and our employees became eligible to participate in the D.R. Horton 401(k) plan on January 1, 2018. The D.R. Horton 401(k) plan is a tax-qualified defined contribution retirement plan in which our employees, including our NEOs, are eligible to participate. The D.R. Horton 401(k) plan allows for employee contributions with a company match. Our NEOs may contribute 1% to 75% of their earnings, on a pre-tax basis, into the D.R. Horton 401(k) plan. D.R. Horton makes a matching contribution to participants’ accounts in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her wages.

In December 2017 when we terminated our 401(k) plan, we were no longer permitted to make contributions to the Supplemental Executive Retirement Plan (“SERP”) under such plan. For more information on the SERP, please see the section “Nonqualified Deferred Compensation”.

Umbrella Liability Insurance

All employees at the vice president level and above, including our NEOs, were provided with a $3 million umbrella liability insurance policy, the value of which is taxable to the recipients. We did not renew the employee umbrella liability insurance policies following their expiration during fiscal 2018, so these policies are no longer provided to such employees.

Health and Welfare Benefits

We offer the same health and welfare benefits to all full-time employees, including our NEOs. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account and other similar benefits.

Change in Control Agreement

Mr. Jehl has a change in control/severance agreement. This change in control/severance agreement was put in place prior to the Merger. For a description of the terms of this change in control/severance agreement, see the “Potential Payments Upon Termination or Change in Control” section beginning on page 38 of this Proxy Statement.

Perquisites

We generally provide minimal perquisites to our executives. Please see the Summary Compensation Table on page 32 for a description of any fiscal 2018 perquisites.

Clawback Policy

If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Oversight of Executive Compensation

Compensation Committee

Our Compensation Committee oversees executive compensation and approves compensation for our Executive Chairman and our CEO and makes recommendations to the Board for our other NEOs. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our Executive Chairman works closely with our Compensation Committee and recommends executive compensation amounts, except that our Executive Chairman does not participate in discussions regarding his own compensation. Our Executive Chairman also consults with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee also administers our equity program under our 2018 Stock Incentive Plan. Further duties of the Compensation Committee are more fully set forth in the Compensation Committee Charter, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website.

Competitive Pay Analysis and Peer Group

We employ several methods to evaluate our executive compensation practices relative to those in other companies. Our Compensation Committee, either alone or with the assistance of a compensation consultant, may conduct an analysis of the NEOs to assist with setting compensation for the NEOs. We believe it is important to have compensation discussions with management throughout the year. The Compensation Committee believes providing a mix of compensation of short and long-term awards through cash and equity is an important part of aligning the executives’ interests with the Company’s as well as providing competitive pay structures. For further comparison, our Compensation Committee may evaluate compensation programs and amounts provided to the NEOs of the companies in our peer group, although we do not target our pay toward any particular peer group benchmark.

Our fiscal 2018 public company compensation peer group included a range of companies with operations in real estate development. The fiscal 2018 compensation peer group is:

Alexander & Baldwin, Inc.	HomeFed Corporation
Consolidated — Tomoka Land Co.	Tejon Ranch Company
Five Point Holding, LLC	The St. Joe Company

Compensation Consultant

Our Compensation Committee may engage a compensation consultant or other third-party service to, among other things, provide market and other specific information on executive pay. The compensation consultant may also attend our Compensation Committee meetings on request of the Compensation Committee. Our Compensation Committee periodically may meet in executive session with the compensation consultant. In fiscal 2018, our Compensation Committee did not engage a compensation consultant or other third-party service to provide advice or consult about executive compensation programs and amounts.

Tally Sheets

Our Compensation Committee reviews tally sheets for each of the NEOs for compensation each year. These tally sheets list the executive’s salary, proposed bonus and stock awards, and the 401(k) matching contribution, retirement, health and welfare benefits.

Evaluation of Executive Chairman’s and CEO’s Performance

Our Compensation Committee facilitates a process for each member of our Board (excluding our Executive Chairman and CEO) to provide formal feedback regarding our Executive Chairman’s and CEO’s performances, to be discussed with the full Board (excluding our Executive Chairman and CEO) in executive session. Factors evaluated may include increased land and lot development, lot sales, and other financial and non-financial performance measures and objectives, including leadership, ethics, key initiatives, strategic planning, financial results, succession planning, human resources, communications, external relations, and board relations. Our Compensation Committee determines Executive Chairman and CEO pay.

Compensation Oversight Governance Practices

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:	Stockholders approve all stock incentive plans and provide an annual advisory vote on executive compensation. We do not have any stock incentive plans that are not stockholder-approved. In addition, under the terms of the Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, in those events, D.R. Horton approval is required.

Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees administration of our compensation programs. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for approval of salaries and bonuses of the Executive Chairman and CEO and long-term equity incentive compensation paid to NEOs. The full Board evaluates performance of the Executive Chairman and the CEO and acts on recommendations of the Compensation Committee.

Management:	Management determines individual employee bonuses and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the Executive Chairman serves as liaison with the Compensation Committee.

Equity Award Governance Practices

Our general practice is to consider equity-based award grants annually. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, or for promotional recognition. The Executive Chairman provides initial award recommendations to our Compensation Committee for approval.

We do not have any program, plan or practice to time option grants or other stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of executive compensation. Our policy for setting the timing of stock option grants and other stock-based awards does not allow executives to have any role in choosing the price of their options or other stock-based awards. We do not “back date,” “spring load” or reprice options or other stock-based awards.

Stockholder Advisory Approval of Executive Compensation

Our stockholders have an opportunity to cast an annual advisory vote on executive compensation. At the 2018 annual meeting of our stockholders, approximately 99% of the votes cast in the advisory vote on executive compensation were voted in favor of our executive compensation. The Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation. Therefore, the Compensation Committee did not materially change its approach to executive compensation in fiscal 2018. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions regarding executive compensation. Further, we welcome direct stockholder feedback on our programs.

Accounting and Tax Treatment of Compensation

When reviewing and setting compensation awards to our executives, we have historically considered the tax deductibility of their compensation under Section 162(m) as one of many factors. Section 162(m) generally has not allowed a tax deduction to publicly-held companies for compensation over $1 million paid in any fiscal year to the Company’s NEOs (other than the chief financial officer). However, Section 162(m) exempted qualified performance-based compensation from this $1 million limit if certain requirements were met. Historically, our general intent was for awards issued to covered employees to qualify for the performance-based compensation deduction allowed by Section 162(m). In December 2017, the Tax Cuts and Jobs Act (“Tax Act”) was enacted into law. The Tax Act eliminates the qualified performance-based exception to the $1 million deduction limit and subjects the CFO, as well as certain other covered employees, to the $1 million limitation for taxable years beginning after December 31, 2017. The Tax Act includes a grandfathering provision for compensation paid pursuant to (1) a written binding contract in effect on or before November 2, 2017 that (2) has not been modified in any material way since that date. Based on current guidance, we believe our deferred compensation to be paid or earned pursuant to a written binding contract in effect on or before November 2, 2017 is in compliance with this grandfathering provision and will remain deductible. However, any future contributions to our deferred compensation plans will likely be subject to the Section 162(m) limits.

While the accounting and tax treatment may be a consideration when determining compensation, our Compensation Committee maintains the discretion to make compensation decisions that are in the best interest of the Company and our stockholders regardless of the accounting and tax treatment.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in our Annual Report on Form 10-KT for the nine-month period ended September 30, 2018 and in this Proxy Statement.

Samuel R. Fuller, Chair

M. Ashton Hudson

G.F. (Rick) Ringler, III

Donald C. Spitzer

SUMMARY COMPENSATION TABLE

The following table contains compensation information for our Executive Chairman, CEO, and CFO. We refer to these persons as our NEOs. The information in the following table is presented in accordance with SEC requirements.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-equity Incentive Plan ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Donald J. Tomnitz	2018	225,000	300,000	—	—	—	9,163	534,163
Executive Chairman	2017	70,577	100,000	196,200	—	—	—	366,777

Daniel C. Bartok	2018	225,000	300,000	268,200	—	—	93,805	887,005
Chief Executive Officer	2017	1,154	—	—	—	—	—	1,154

Charles D. Jehl	2018	243,750	400,000	—	—	—	8,749	652,499
Chief Financial Officer &	2017	316,667	425,000	—	—	—	36,890	778,557
Treasurer	2016	275,000	102,000	549,996	—	248,000	200,729	1,375,725

(1)

For Mr. Tomnitz in fiscal 2018 and 2017, the amounts represent annual incentive bonuses paid. For Mr. Bartok in fiscal 2018, the amount represents annual incentive bonus paid. For Mr. Jehl in fiscal 2018, $300,000 represents annual incentive bonus paid and $100,000 represents discretionary cash bonus related to successfully closing a strategic asset sale. For Mr. Jehl in fiscal 2017, $125,000 represents deferred cash paid and $300,000 represents annual incentive bonus paid. For additional information please see “Long-Term Incentive Awards” and “Annual Incentive and Discretionary Bonuses” within the “Compensation Discussion and Analysis” section beginning on page 23 of this Proxy Statement.

(2)

The amounts set forth in columns (e) and (f) represent the aggregate grant date fair value of such awards granted during the applicable fiscal years calculated in accordance with ASC Topic 718. Assumptions used in the calculation are included in Note 15 to our audited consolidated financial statements for the nine months ended September 30, 2018 included in our Annual Report on Form 10-KT filed with the SEC on November 16, 2018.

(3)	All other compensation for fiscal 2018 includes a $8,250 401(k) plan company match and the following:

	Additional Life Insurance and Long-Term Disability ($)	Relocation Reimbursement ($)	HSA and Wellness Contribution ($)
Mr. Tomnitz	913	—	—
Mr. Bartok	463	84,437	655
Mr. Jehl	499	—	—

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Bartok, our CEO. Note that the change in our fiscal year-end from December 31 to September 30 results in a nine-month reporting period. Thus, the below references to “fiscal 2018” should be understood as reflecting information from such nine-month reporting period, and not a full 12-month year. For more information on the new fiscal year, see the section on “Voting Information,” “Fiscal 2018” on page 4.

For January 1, 2018 to September 30, 2018, our last completed fiscal period:

•	the median of the total compensation of all employees of our Company (other than our CEO) was $91,462 for such period; and

•	the total compensation of our CEO for such period was $887,005.

Based on this information, for fiscal 2018, the ratio of the total compensation of Mr. Bartok, our CEO, to the median of the total compensation of all employees was 10 to 1.

To identify the median of the total compensation of all our employees for fiscal 2018, as well as to determine the total compensation of our median employee and our CEO for fiscal 2018, we took the following steps:

1.

We determined that, as of September 30, 2018, our employee population consisted of 39 individuals (excluding our CEO) with all of these individuals located in the United States. This population consisted of full-time employees and part-time employees. We did not employ any temporary personnel as of September 30, 2018.

2.

To identify the “median employee” from our employee population, we compared the amount of salary, wages and bonuses of our employees as reflected in our payroll records and to be included on Form W-2 for 2018 plus any performance bonuses for fiscal 2018 paid after September 30, 2018. Because we did not grant any employee equity awards in fiscal 2018 (other than to Mr. Bartok), we did not have any equity-based awards to include when identifying the median employee.

3.

We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Because all of our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the “median employee.”

4.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for fiscal 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in fiscal 2018 total compensation of $91,462. Because we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the median employee’s annual total compensation did not include amounts attributable to these arrangements.

5.

We determined fiscal 2018 total compensation of our CEO in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which total compensation is set forth in our Summary Compensation Table.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

FISCAL 2018 GRANTS OF PLAN-BASED AWARDS

The following table summarizes fiscal 2018 grants of stock-based compensation awards and non-equity incentive awards made to the NEOs:

	Equity Award Grant Date	Type of Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards(1) ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Mr. Tomnitz	—	—	—	—	—	—	—	—	—	—	—	—
Mr. Bartok	5/11/18	RSUs(2)	—	—	—	—	—	—	12,000	—	—	268,200
Mr. Jehl	—	—	—	—	—	—	—	—	—	—	—	—

(1)

The amount in column (m) is valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amount in column (m) are included in Note 15 to our audited consolidated financial statements for the nine months ended September 30, 2018 included in our Annual Report on Form 10-KT filed with the Securities and Exchange Commission on November 16, 2018.

(2)

Restricted stock units (RSUs) vest in three equal annual installments beginning on the first anniversary date Mr. Bartok joined the Company as CEO (December 29, 2017), and are payable in shares of our common stock.

Narrative to Summary Compensation Table, CEO Pay Ratio and Grants of Plan-Based Awards Tables

Please see the “Compensation Discussion and Analysis” section beginning on page 23 of this Proxy Statement for a description of our overall compensation philosophy and objectives and information regarding the elements of our fiscal 2018 compensation program. In addition, please see “Compensation Discussion and Analysis — Annual Incentive Bonuses” for a discussion of the overall approach to incentive bonuses and information regarding fiscal 2018 incentive bonuses.

FISCAL 2018 OUTSTANDING EQUITY AWARDS

The following table summarizes outstanding equity awards at September 30, 2018 for the NEOs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plans: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)	Vesting Date
Mr. Tomnitz	—	—	—	—	12,000	254,400	—	—	(2)
Mr. Bartok	—	—	—	—	12,000	254,400	—	—	(3)
Mr. Jehl	—	—	—	—	—	—	—	—	—

(1)	Value for all awards is based on the closing market price of our common stock of $21.20 as reported on the NYSE on September 28, 2018.

(2)

The restricted stock unit award (covering 12,000 shares of our common stock) will vest in three equal annual installments on each of the first three anniversaries of the grant date (October 6, 2017). The award will be settled in stock.

(3)

The restricted stock unit award (covering 12,000 shares of our common stock) will vest in three equal annual installments on each of the first three anniversaries of the date Mr. Bartok joined the Company as CEO (December 29, 2017). The award will be settled in stock.

FISCAL 2018 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested in fiscal 2018 by the NEOs:

	Option Awards/ Stock Appreciation Rights		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Mr. Tomnitz	—	—	—	—
Mr. Bartok	—	—	—	—
Mr. Jehl	—	—	—	—

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes nonqualified deferred compensation for fiscal 2018 for the NEOs:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Tomnitz	—	—	—	—	—
Mr. Bartok	—	—	—	—	—
Mr. Jehl	—	—	2,080	—	89,831

(1)

In December 2017 when we terminated our 401(k) plan, we were no longer permitted to make contributions to the Supplemental Executive Retirement Plan (“SERP”) under such plan. Mr. Jehl is the only NEO who participated in the SERP. As long as he keeps his SERP account in place, he will continue to earn a return on his account balance based on the Applicable Federal Rate. However, neither the Company nor Mr. Jehl may make any further contributions to his SERP account.

(2)

Our SERP provides that earnings are credited annually on January 1 based on the balances as of the prior year-end and a return based on Applicable Federal Rate as published by the Internal Revenue Service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control/Severance Agreement

Mr. Jehl is a party to a change in control/severance agreement, which we amended effective December 31, 2017 following the Merger (the “Change in Control Agreement”). The following events constitute a change in control for purposes of the Change in Control Agreement:

•	any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

•

the directors as of the date of our 2007 spin-off (and any subsequent directors nominated or appointed by at least two-thirds of the incumbent directors) ceasing to constitute a majority of our directors within any 24-month period;

•

consummation of a merger, consolidation, or recapitalization (unless the pre-event directors continue to represent a majority of the directors on the post-event board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities (except to the extent such ownership existed pre-event));

•	the stockholders approve a plan of liquidation or dissolution;

•	consummation of an agreement to sell, lease, or dispose of substantially all our assets; or

•	any other event that the Board determines to be a change in control.

The Merger constituted a change in control for purposes of the Change in Control Agreement.

The Change in Control Agreement provides for certain benefits upon a voluntary resignation by Mr. Jehl or a termination by the Company other than for cause, death or disability following a change in control (including the Merger). Cause includes willful and continued failure by executive to substantially perform executive’s duties after written demand for substantial performance by the Board or willful engaging in conduct that is demonstrably and materially injurious to us, monetarily or otherwise.

Under the Change in Control Agreement, Mr. Jehl would receive the following under qualifying circumstances:

•

lump sum cash severance payment equal to two times his highest base salary during the three-year period prior to the change in control plus two times the target annual bonus during the year of the termination, or if higher, the actual bonus in any of the three fiscal years preceding the termination;

•

lump sum payment equal to two years’ match and contributions under the 401(k) plan assuming that Mr. Jehl (x) made the maximum permissible contributions; and (y) earned compensation at the highest rate of compensation during the three-year period prior to the termination (in no event shall the aggregate lump sum amounts payable pursuant to this bullet and the previous bullet be less than $1,424,699);

•

a prorated current cycle annual incentive bonus if the termination is before the end of the first half of the cycle or a full annual incentive bonus if termination is during the second half of the cycle (in each case, assuming achievement of performance goals at the target level, which target amount shall be no less than $260,000);

•	any earned but unpaid incentive compensation that has been allocated or awarded to Mr. Jehl for a completed bonus cycle preceding the date of termination;

•	health and welfare benefits provided for two years at no greater cost to Mr. Jehl;

•

full acceleration of vesting of all unvested or restricted equity or equity-based awards, including stock options, stock appreciation rights, restricted shares, restricted stock units, market-leveraged stock units, and performance stock units;

•

reimbursement for outplacement services for one year not to exceed 15% of the sum of Mr. Jehl’s highest base salary during the three years preceding the termination and his target bonus for the year of the termination, or if higher, the actual bonus in any of the three fiscal years before the termination; and

•	two years’ continuation of current perquisites.

The Change in Control Agreement also contains gross-up provisions in the event Mr. Jehl is required to pay excise tax on these amounts. The gross up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax.

In exchange for the promise of this compensation and benefits, Mr. Jehl agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the Company or terminates employment for good reason.

Equity Incentive Awards

As of September 30, 2018, our only NEOs with outstanding equity awards were Mr. Tomnitz and Mr. Bartok. Pursuant to the terms of his award agreement under our 2007 Stock Incentive Plan, Mr. Tomnitz’s equity awards immediately vest upon the earlier of his death, disability, retirement (at age 77 or later) or a change of control of the Company, as defined in the 2007 Stock Incentive Plan. Though our 2007 Stock Incentive Plan terminated on November 29, 2017, and no awards may be granted after such date, the termination of the plan does not affect the validity of Mr. Tomnitz’s outstanding equity awards. Pursuant to the terms of his award agreement under our 2018 Stock Incentive Plan, Mr. Bartok’s equity awards immediately vest upon the earlier of his death, disability, retirement (at age 65 or later) or a change of control of the Company.

Quantification of Termination Payments and Benefits

The following table summarizes the estimated amounts our NEOs would have become entitled to in the event of termination of such executive officer’s employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2018 and include estimates of the amounts that would be paid to each executive officer upon such executive officer’s termination or a change in control of the Company. The table includes only additional benefits that result from the termination or the change in control of the Company and does not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. Please see the section entitled “Non-Qualified Deferred Compensation” on page 37 for additional information. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from the Company or a change in control of the Company.

	Severance and Retirement Benefits	Pro-rata Bonus Payment	Value of Equity Awards that Vest	Welfare Benefits	Outplacement	Aggregate Payments
Mr. Tomnitz
Change in Control(1)	—	—	$254,400	—	—	$254,400
Termination other than for Cause, Death or Disability	—	—	—	—	—	—
Retirement(1)	—	—	—	—	—	—
Death(1)	—	—	$254,400	—	—	$254,400
Disability(1)	—	—	$254,400	—	—	$254,400
Mr. Bartok
Change in Control(2)	—	—	$254,400	—	—	$254,400
Termination other than for Cause, Death or Disability	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Death(2)	—	—	$254,400	—	—	$254,400
Disability(2)	—	—	$254,400	—	—	$254,400
Mr. Jehl
Change in Control	—	—	—	—	—	—
Termination other than for Cause, Death or Disability(3)	$1,466,500	$300,000	—	$39,215	$108,750	$1,914,465
Retirement	—	—	—	—	—	—
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—

(1)

Pursuant to Mr. Tomnitz’s award agreement under our 2007 Stock Incentive Plan, all equity awards will immediately vest upon Mr. Tomnitz’s retirement, death or disability or a change in control of the Company. Mr. Tomnitz was not retirement-eligible as of September 30, 2018.

(2)

Pursuant to Mr. Bartok’s award agreement under our 2018 Stock Incentive Plan, all equity awards will immediately vest upon Mr. Bartok’s retirement, death or disability or a change in control of the Company. Mr. Bartok was not retirement-eligible as of September 30, 2018.

(3)

Assumes executive’s employment was terminated on September 30, 2018 for any reason other than (A) by the Company without cause or (B) due to Mr. Jehl’s death or disability. The pro-rata bonus payment is an amount equal to the value of the target incentive bonus payment for the period beginning on January 1, 2018 and ending on September 30, 2018. Based on these assumptions, no excise tax gross-up would have been triggered.

TREATMENT OF STOCK AWARDS OTHER THAN UPON CHANGE IN CONTROL

In fiscal 2018, none of the NEOs had an employment contract or an agreement providing for severance payments in the event of termination of employment other than upon a change in control event.

Under our 2018 Stock Incentive Plan, the administrator will determine and include in any award agreement the terms and conditions applicable to any unvested stock options, stock appreciation rights, restricted stock and restricted stock units following the termination of a participant’s employment with the Company, D.R. Horton and any of their respective subsidiaries. Generally, if a retirement-eligible employee retires, or upon the participant’s disability, death, or a change of control in the Company, if the participant had continuous status as an employee since the date of award, all RSUs will vest in full. Otherwise, in the event of a participant’s termination, all unvested RSUs will immediately cease to vest and all unvested RSUs and any rights to the underlying shares will be terminated on the date of termination. Generally, transfers of employment (or engagement) between the Company, D.R. Horton, and their respective subsidiaries will not give rise to a “termination of employment” under the 2018 Stock Incentive Plan.

Under the 2007 Stock Incentive Plan, under which Mr. Tomnitz continues to have outstanding restricted stock units, if a retirement-eligible employee retires, then all unvested restricted stock units immediately vest. Otherwise, upon a separation from service, the award holder will forfeit all unvested restricted stock units. Upon a change in control of the Company, all unvested restricted stock units immediately vest. The employee retains any dividends earned prior to termination.

Compensation Committee Interlocks and Insider Participation

During service on the Compensation Committee, no member served as an officer or employee of ours at any time or had any relationship with us requiring disclosure as a related-party transaction under SEC rules. During fiscal 2018, none of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity compensation plans as of September 30, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(2)	86,500	n/a	2,988,000
Equity compensation plans not approved by stockholders	None	n/a	None
Total	86,500	n/a	2,988,000

(1)	Consists solely of restricted stock units, which do not have an exercise price.

(2)

Our 2007 Stock Incentive Plan terminated on November 29, 2017, and no awards may be granted under the plan after such date. The termination of the plan does not affect the validity of awards outstanding under the plan on the date of termination. The number of shares remaining available for issuance represents the remaining number of share awards that may be granted under our 2018 Stock Incentive Plan.

PROPOSAL REGARDING ADVISORY APPROVAL

OF THE COMPANY’S EXECUTIVE COMPENSATION

The Board recognizes that executive compensation is an important matter for our stockholders. Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should relate to and vary with our performance. We believe our compensation programs are aligned with the interests of our stockholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking you to vote, in an advisory manner, to approve the executive compensation philosophy and objectives described in the Compensation Discussion and Analysis (CD&A) section of this 2019 Proxy Statement, and the compensation of our NEOs, as disclosed in this 2019 Proxy Statement.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our stockholders, and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and our executive compensation philosophy and objectives.

The Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2020 Annual Meeting of Stockholders, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

The Board of Directors Recommends a Vote “FOR” the Approval, in an Advisory Manner, of our Executive Compensation Philosophy and Objectives Described in the CD&A Section of the 2019 Proxy Statement, and the Compensation of our NEOs, as Disclosed in the 2019 Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on the Company’s website at www.forestar.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the nine months ended September 30, 2018. We also reviewed and discussed the audit plans and results and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-KT for the nine months ended September 30, 2018, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Donald C. Spitzer, Chair

Samuel R. Fuller

M. Ashton Hudson

G.F. (Rick) Ringler, III

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year 2019. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Fees incurred to Ernst & Young LLP for the last two fiscal years were (in thousands):

	2018	2017
Audit Fees(1)	$500	$650
Audit-Related Fees(2)	79	98
Tax Fees	—	—
All Other Fees	—	—

Total	$579	$748

(1)

Audit fees include the annual audit and quarterly reviews of our financial statements and normal assistance with annual and periodic filings of our financial statements with the Securities and Exchange Commission.

(2)

Audit-related fees include consultation on matters addressed during the audit or interim reviews and consultations related to pending or proposed transactions including, in fiscal 2018, a Form S-3 filing and conversion of testing of IT systems and, in 2017, the Merger.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related, and certain tax services described above.

A pre-approval subcommittee, consisting of the Chairman of the Audit Committee only, may grant approvals between Audit Committee meetings for services not pre-approved by the full Audit Committee. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the independent registered public accounting firm during that fiscal year and such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During fiscal 2018, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The Board of Directors Recommends a Vote “FOR” the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2019.

OTHER MATTERS

Other Business to be Presented

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the annual meeting. If, however, any other business should be properly presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 annual meeting, the proposal must be received by our Corporate Secretary by August 15, 2019 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after August 15, 2019 will not be considered for inclusion in our 2020 proxy statement.

Our amended and restated bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary and the item of business must otherwise be a proper matter for stockholder action. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2020 annual meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before October 16, 2019 or after November 10, 2019. Our amended and restated bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our amended and restated bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see “Election of Directors — How Nominees Are Selected.” Director nominations to be brought by stockholders before our 2020 annual meeting will be considered untimely if they are submitted before October 16, 2019 or after November  10, 2019.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please call 866-232-3037 (domestic) or 720-358-3640 (international).

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, stockholders may follow the instructions when voting online at www.proxyvote.com. Following the 2019 annual meeting of stockholders, you may continue to register for electronic delivery of future documents by visiting www-us.computershare.com/investor. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

This Proxy Statement is being sent to you by our Board of Directors.

CHARLES D. JEHL	THOMAS B. MONTANO
Executive Vice President	Vice President and
and Chief Financial Officer	Corporate Secretary

Austin, Texas

December 13, 2018

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 01/23/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

FORESTAR GROUP INC. 10700 PECAN PARK BLVD., SUITE 150 AUSTIN, TEXAS 78750 ATTN: CORPORATE SECRETARY	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 01/23/2019. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the following director nominees:

1.	Election of Directors

	Nominees	For	Against	Abstain

1A	Samuel R. Fuller	☐	☐	☐

1B	M. Ashton Hudson	☐	☐	☐
1C	G.F. (Rick) Ringler, III	☐	☐	☐

1D	Donald C. Spitzer	☐	☐	☐

1E	Donald J. Tomnitz	☐	☐	☐

The Board of Directors recommends you vote FOR
proposals 2 and 3:		For	Against	Abstain

2.	Advisory approval of Forestar’s executive compensation.	☐	☐	☐

3.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP as Forestar’s independent registered public accounting firm for the fiscal year 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

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FORESTAR GROUP INC.
Annual Meeting of Stockholders
January 24, 2019 9:00 AM
This proxy is solicited by the Board of Directors

The stockholders(s) hereby appoint Donald J. Tomnitz and Daniel C. Bartok, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FORESTAR GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CST on January 24, 2019, at 2221 E. Lamar Blvd., Arlington, Texas 76006, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side